EX-99.1

Press Release
Contact:
James F. Ropella
Senior Vice President and CFO
First Business Financial Services, Inc.
608-232-5970
jropella@firstbusiness.com

First Business Announces Quarterly Dividend of $0.21
MADISON, WI – May 2, 2014 – First Business Financial Services, Inc. (NASDAQ: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.21 per share. The 2014 annualized dividend amount is $0.84 per share. This regular cash dividend is payable on May 27, 2014 to shareholders of record at the close of business on May 12, 2014.

Corey Chambas, President & CEO, stated, “We are pleased to maintain the dividend rate of $0.21 per share for the second quarter in a row, a 50 percent increase from the regular dividends declared last year. We believe our earnings and capital position give us the ability to support both this increased dividend level and our strategic growth objective.”

About First Business Financial Services, Inc.
First Business Financial Services (NASDAQ:FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2667
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